Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

THE NEW YORK TIMES COMPANY

Under Section 805 of the Business Corporation Law

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being the Secretary and Corporate Governance Officer of THE NEW YORK TIMES COMPANY (hereinafter called the “Corporation”), does hereby certify and set forth:

1.             The name of the Corporation is THE NEW YORK TIMES COMPANY.

2.             The Certificate of Incorporation of the Corporation was filed by the Department of State, Albany, New York, on the 26th day of August, 1896.

3.             The amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to change the principal office of the Corporation to 620 Eighth Avenue, New York, NY 10018.

4.             To accomplish the foregoing amendment, the second paragraph of Article Sixth of the Certificate of Incorporation, relating to the principal office of the Corporation, is deleted in its entirety, effective as of July 1, 2007, and the following new paragraph is substituted in place thereof:

The principal office of the Corporation shall be located in the City of New York, County of New York and State of New York, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served on him is 620 Eighth Avenue, New York, NY 10018.

5.             This Certificate of Amendment of the Certificate of Incorporation was authorized by the Board of Directors of the Corporation pursuant to Section 803(b) of the Business Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of its Certificate of Incorporation to be duly executed this 22nd day of June, 2007.

THE NEW YORK TIMES COMPANY

By:	/s/ Rhonda L. Brauer
Name: Rhonda L. Brauer
Title: Secretary and
Corporate Governance Officer